October 5, 2010

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.W.

Washington, DC 20549-7561

Commissioners:

We have read the disclosures included in Item 4.01(a) of Form 8-K dated August October 5, 2010, of Pacific Land And Coffee Corporation filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm in that paragraph.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC